Exhibit 99.1

FOR IMMEDIATE RELEASE

GAIAM EXTENDS LEADING “YOGA FOR ALL” MARKET POSITION WITH NEW STRATEGIC HIRES AND PRODUCTS AND SERVICES INITIATIVES LAUNCHING IN 2015

BOULDER, CO – January 12, 2015—Gaiam, Inc., (NASDAQ: GAIA) (the “Company’), a lifestyle company and a leading brand of yoga and well-being products and services, announced today new senior management appointments and new products and service initiatives launching this year that the Company expects will advance its “Yoga for All” and overall health and wellness category leadership market position.

The new senior management appointments:

•	Bart Foster appointed President of Gaiam. As President, Mr. Foster will be responsible for developing and implementing strategies that build Gaiam’s domestic and international wholesale business, including increasing Gaiam’s “store-within-store” base and adding product categories and distribution channels, while simultaneously focusing on enhancing the Company’s operating margins. Mr. Foster founded SoloHealth in 2007, for which he served as CEO, growing it through long-term contracts with large retailers, health and wellness product companies, and strategic partnerships. Previously, he served as an account director at pharmaceutical giant Novartis, where he was responsible for sales and merchandising activities for several consumer products with retailers across the U.S. and Europe.

•	Nancy Taylor hired as Gaiam’s Vice President of Design, a newly created position to serve the Company’s growing presence in active wear and apparel. In this role, Ms. Taylor will be responsible for product design, including the market segmentation for the Gaiam and Gaiam Sol brands, as well as a new line of men’s apparel, which will be introduced in 2016. Ms. Taylor previously served as the Senior Director of design at Athleta since 2006, where she was responsible for all aspects of design, including oversight of the company’s team of apparel and graphic designers.

•	Jaymi Bauer appointed Chief Marketing Officer of Gaiam TV. Ms. Bauer is responsible for global marketing operations across brand, communications, partnerships, revenue and subscriber growth for Gaiam TV. Prior to joining Gaiam TV, Ms. Bauer held various leadership positions in the Xbox and Interactive Entertainment division at Microsoft, spearheading the launch of Xbox 360, consumer marketing for its TV, video and music business, and all global product management and marketing for lifestyle and entertainment experiences on Xbox.

Lynn Powers, CEO of Gaiam, commented on the new senior management appointments, “Bart, Nancy and Jaymi bring tremendous experience and leadership capabilities as well as deep track records of innovation and success to Gaiam and to our Gaiam TV operations. Their appointments add to our already considerable pool of talent, and more favorably position us to grow our category leadership as well as further develop and implement new strategies and initiatives that address shifting consumer needs as we build a platform that will enable the Company to achieve continued growth and success.”

In 2015, Gaiam will add several strategic category extensions intended to extend its footprint in active wear and apparel, as well as to bolster and advance its Gaiam TV digital service offerings.

•	Athletic Yoga Products and Media: Gaiam continues to extend its unmatched collection of yoga products and media with a series designed to help optimize athletic performance. The Company’s new line of athletic yoga products and media offerings address both the notable and continuing increase in the practice of yoga to improve sports performance and reported increases in interest by men in yoga, including research from Yoga in America that states that over 56% of the 85 million adults who are interested, but have not participated in yoga, are men. Gaiam’s new media series, available digitally and on DVD, features professional athletes practicing yoga led by athletic coach and yoga expert, Kent Katich. The first two programs, scheduled for release in March, are titled Yoga for Flexibility and Yoga for Strength and feature three-time NBA All-Star, Kevin Love, and former NFL All-Pro running back and Heisman Trophy winner, Eddie George, respectively. A second set of titles will release in May and feature the Miami Marlins two-time MLB All-Star Giancarlo Stanton and New England Revolution and U.S. Men’s National Team soccer player, Jermaine Jones. The Athletic Yoga programming is designed to help sports enthusiasts and athletes strengthen their core, improve flexibility (including for injury prevention), and further develop endurance, stamina, power and strength.

•	Yoga Apparel: Gaiam is extending its presence in the active wear category in 2015 with two distinct lines and a segmented pricing structure that departs from the exclusionary nature of this category prevalent among other industry participants. Gaiam has partnered with Kohl’s to develop a line of affordable yoga apparel that will be available in stores this spring. Gaiam’s active wear was developed with the practice of yoga in mind – focusing on stay-put fit, soft to the touch fabrics, and versatile styling and designs with a feminine attitude. In addition, the Company has developed a new performance line of apparel under the Gaiam Sol brand. The Gaiam Sol apparel line, which will launch this fall, features fabrics that are luxuriously comfortable while still offering the technical and wicking benefits yoga practitioners demand. The active wear is designed to stay on your body in any pose from Downward Facing Dog to Tripod Headstand. In addition to the great yoga fit, the Gaiam apparel team has dedicated great attention to figure flattering details and iconic feminine prints.

•	Gaiam TV on Comcast: Comcast and Gaiam TV jointly announce the January 2015 launch of Gaiam TV Fit & Yoga on Xfinity TV. The subscription-based video on demand service will provide Xfinity TV customers with access to premium yoga and fitness training directly on the TV. This partnership combines Comcast’s reach to over 22 million TV households in the U.S. with Gaiam TV’s leadership and expertise in streaming yoga and fitness content, offering Xfinity TV customers access to a robust library of hundreds of yoga and fitness classes taught by world class trainers and teachers, including Jillian Michaels, Rodney Yee and Shiva Rea, for $6.99 per month. New content for on- and off-the-mat yoga and fitness will be added every month to keep Xfinity TV customers committed and motivated to stay strong and balanced in mind, body and soul.

•	Gaiam TV Unplugged: Gaiam TV also recently launched Gaiam TV Unplugged, a new and industry-leading feature that offers subscribers the ability to playback any of its 7,000 films, documentaries, original programs, yoga and fitness videos without an internet connection. Members can view downloaded content on any of their compatible devices as long they remain a paying subscriber. The only conscious media and wellness subscription video on demand (SVOD) service to offer this capability, Gaiam TV guarantees perfect playback even with a weak internet connection or in a completely offline environment. Gaiam TV Unplugged is a critical differentiator in a time where mobile content consumption is growing faster than any other platform, and opens the addressable market by approximately 50% in the U.S., and about 300% internationally. Gaiam TV currently operates in approximately 100 countries.

Ms. Powers added, “Gaiam remains dedicated to creating new products and services that align with emerging trends and to offering market leading solutions that address consumers’ health and wellness needs. With the extensions of our Athletic Yoga Series, a new line of apparel launching this year and exciting and differentiated initiatives for our Gaiam TV service, we are welcoming everyone to experience and enjoy the benefits of yoga and well-being.”

For more information about Gaiam, Inc. and its extensive portfolio of yoga, well-being and fitness accessories, visit www.gaiam.com.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of approximately 38,000 retail doors, 16,000 store within stores, 5,000 category management locations, and e-commerce, Gaiam is dedicated to providing solutions for healthy living and personal transformation. Gaiam TV is a global digital subscription service with approximately 7,000 exclusive videos available for streaming and download. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Investor Contact:

Steve Thomas

Chief Financial Officer

Gaiam, Inc.

(303) 222-3782 / steve.thomas@gaiam.com

Norberto Aja, Richard Land

JCIR

(212) 835-8500 / gaia@jcir.com

Media Contact:

Rachel Albert

Krupp Kommunications

(212) 886-6704

ralbert@kruppnyc.com

www.gaiam.com